Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ACQUIRES

PEPCID® ORAL SUSPENSION

Salix Secures $100 Million Senior Secured Credit Facility

RALEIGH, NC, FEBRUARY 28, 2007—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that it has purchased the U.S. prescription pharmaceutical product rights to PEPCID® Oral Suspension and DIURIL® Oral Suspension from Merck & Co., Inc. PEPCID Oral Suspension is a widely-known prescription pharmaceutical product indicated for several gastrointestinal indications including the treatment of duodenal ulcer, benign gastric ulcer and gastroesophageal reflux disease. Under the terms of the agreement, Salix will make a $55 million up-front payment and up to $6 million in potential sales-based milestone payments to Merck.

Commenting on this development, Carolyn Logan, President and Chief Executive Officer, Salix, stated, “The acquisition of such a trusted brand and revenue-producing product as PEPCID Oral Suspension reflects the ongoing execution of the Company’s strategy to expand and diversify revenue. These marketed products should generate immediate revenue while requiring minimal promotional expense. PEPCID Oral Suspension achieved net sales in the U.S. of approximately $20 million in 2006. In the near term, this additional revenue should serve to fund ongoing strategic product development efforts and, in the longer term, should contribute to growing EPS.

“PEPCID Oral Suspension and DIURIL Oral Suspension, both liquid formulations of their solid dosage form counterparts, compete in an approximately $150 million market that is concentrated in pediatric and hospitalized patient populations. This acquisition builds upon our recent acquisition of SANVAR®. If XIFAXAN® is approved for hepatic encephalopathy and C. difficile-associated diarrhea, these hospital-based indications, together with PEPCID Oral Suspension and SANVAR, should create an institutional product portfolio that complements our current field-based business.”

Salix also announced today that it has entered into a credit facility with Bank of America, N.A. for up to $100 million to help finance the transaction and for working capital, capital expenditures, other acquisitions and general corporate purposes. Salix has borrowed approximately $15 million at this time. Outstanding amounts generally bear interest at the option of Salix at the British Bankers Association LIBOR Rate or a base rate, in each case plus an applicable margin of between 1.00 percent and 1.75 percent for LIBOR Rate loans and 0.00 percent and 0.75 percent for base rate loans, each based on consolidated leverage. The facility also includes standard covenants. A copy will be filed with the SEC as an exhibit to our Form 8-K.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix markets COLAZAL®, XIFAXAN®, OSMOPREP™, MOVIPREP®, VISICOL®, AZASAN®, ANUSOL-HC® and PROCTOCORT®. Balsalazide tablets, Granulated Mesalamine, SANVAR® (600 ug vials vapreotide acetate powder) and Xifaxan for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: competition, including from potential generic or over-the-counter products; management of rapid growth, including the addition of these institutional products; market acceptance for approved products; risks of regulatory review and clinical trials; intellectual property risks; and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

3